Exhibit 10.31
EXCLUSIVE LICENSE AND SPONSORED RESEARCH AGREEMENT
between
OMEROS CORPORATION and MEDICAL RESEARCH COUNCIL
     This license agreement (the “Agreement”) is made effective the 31st day of October 2005 (the “Effective Date”) between Omeros Corporation, a Washington corporation having a principal place of business at 1420 Fifth Avenue, Suite 2600, Seattle WA 98101 USA (“Omeros”) and Medical Research Council, a United Kingdom governmental institution having a place of business at 20 Park Crescent, London, United Kingdom, W1B 1AL (“MRC”).
     WHEREAS MRC owns rights to certain technology related to mannan-binding lectin associated serine protease-2 (“MASP-2”), which technology was developed in part by Anthony C. Willis (“Mr. Willis”) working in an MRC laboratory under the direction of Professor Kenneth B. M. Reid (“Dr. Reid”), both employees of MRC;
     WHEREAS Omeros holds an exclusive, worldwide license to rights owned by the University of Leicester (“Leicester”) related to the MASP-2 technology due to the development in part of the MASP-2 technology by Leicester’s employees;
     WHEREAS Omeros wishes to undertake an exclusive license to MRC’s rights in the MASP-2 technology, and to sponsor further research by MRC to develop the MASP-2 technology at MRC, under the direction of Dr. Reid, working in collaboration with Omeros and Leicester; and
     WHEREAS MRC wishes to grant Omeros an exclusive license in MRC’s rights to the MASP-2 technology in return for potential royalty payments and sublicense revenue sharing, and to accept payment for such sponsored research;
     NOW THEREFORE, in consideration for the mutual covenants and obligations set forth herein as well as other good and valuable consideration, the parties hereby agree as follows:
1	Definitions

1.1	Reference to “MRC” and “Omeros” in regards to any intellectual property right developed by the respective party shall be construed to refer to the respective party as well as the respective party’s employees, officers, directors, consultants and agents.

1.2	“Intellectual Property Rights” shall mean all inventions, ideas, discoveries, issued, reissued or reexamined patents, pending and future patent applications, continuation, continuation-in-part and divisional patent applications, utility models, inventor’s certificates, trade secrets, know-how, copyrights and trademarks.

1.3	“Sponsored Research” shall mean all research activities carried out by MRC and/or its employees (as may be agreed by MRC and Omeros) with the financial sponsorship, in whole or in part, by Omeros in accordance with Section 2 herein below or as otherwise agreed.

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1.4	“MRC IP” shall mean all Intellectual Property Rights owned or held by MRC, including without limitation all such Intellectual Property Rights arising from the work of Mr. Willis, Dr. Reid and/or other MRC employees, prior to the Effective Date of this Agreement, or developed or obtained by MRC after the Effective Date of this Agreement both (a) independently of Omeros (as determined by inventorship under US law with respect to any patents and patent applications) and (b) independently of the Sponsored Research, provided always that any of the Intellectual Property Rights described above in this section 1.4 are directly related to compositions, antibodies and/or methods for the inhibition of MASP-2 and/or the diagnosis and/or treatment of MASP-2 mediated disorders and/or deficiency syndromes, as well as methods, polynucleotides, polypeptides, sequences and tools related to the development and production of MASP-2 antibodies, including without limitation murine, human, humanized and recombinant antibodies, MASP-2 inhibitors, [†].

1.5	“Omeros IP” shall mean all Intellectual Property Rights owned or held by Omeros prior to the Effective Date of this Agreement, or developed or obtained by Omeros after the Effective Date of this Agreement independently of MRC (as determined by inventorship under US law with respect to any patents and patent applications), including without limitation all such Intellectual Property Rights (a) related to MASP-2 obtained by Omeros under license from Leicester (including without limitation all MASP-2 and MAp19 rights conveyed under the Omeros-Leicester Agreement of 10 June 2004) or developed by Omeros independently of MRC by Omeros and (b) related to methods and pharmaceuticals or other agents to inhibit pain, inflammation, cartilage loss, vasospasm, smooth muscle spasm, restenosis, or tumor cell adhesion, and/or to accelerate recovery of joint motion and function, for use in surgical procedures (including without limitation arthroscopic, cardiovascular, urologic and general surgical procedures), other medical procedures, and/or for treatment of cartilaginous disorders, and drug delivery methods and systems.

1.6	“Joint IP” shall mean (a) all Intellectual Property Rights in technology that is developed jointly (as determined by inventorship with respect to any patents and patent applications) by Omeros and MRC (as may be agreed by MRC and Omeros) during the Sponsored Research Term (as that term is defined in Section 2.2 herein), and (b) all Intellectual Property Rights arising from and as the direct result of the Sponsored Research. Joint IP may or may not also be jointly developed with Leicester or other third party, which will not change the nature of the Intellectual Property Rights as Joint IP so long as the first sentence of this Section applies. Should any MRC employee enter into a consulting agreement with Omeros for general scientific consulting such as in the field of inflammation, then to the extent that such scientific consulting services may pertain to MASP-2, the results of such scientific consulting services will be treated as part of the Joint IP. However, the parties acknowledge herein that research by MRC employees on behalf of Omeros related to MASP-2 will be carried out in major part through the Sponsored Research.

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1.7	[†]

1.8	“Licensed Products” shall mean all antibodies, inhibitors and all other products that, were it not for the license granted to Omeros under this Agreement, infringe, or the use, manufacture, offer for sale or sale of which infringe any valid and subsisting claim(s) of any issued patent or any patentable claim(s) of any pending patent application included within the MRC IP in the country or countries in which such products are offered for sale, sold, manufactured or used, excluding all products that would be included within the Licensed Products in accordance with the above definition only because they are products that [†].

1.9	“Net License Proceeds” shall mean the total of the gross monetary amounts invoiced and collected by Omeros for Licensed Products (or that portion of the value of any combination product attributed to a Licensed Product included therein) used, manufactured, directly sold or directly distributed by Omeros, less (a) the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes, and any other governmental taxes imposed on particular sales; transportation charges and allowances; commissions to third party sales agents; and credits to customers because of rejections or returns and (b) any accrued Omeros IP Legal Fees (as defined below) not previously deducted. For purposes of this paragraph, the acquisition of Licensed Products from Omeros as part of an acquisition of all or a substantial part of the assets of Omeros’ business to which this Agreement pertains shall not be considered a manufacture, sale or distribution.

1.10	“Net Sublicense Proceeds” shall mean the total of all sublicense royalties or sublicense fees received by Omeros from third parties to which Omeros grants a sublicense under the MRC IP for the manufacture, sale or distribution of Licensed Products, and which were not included in the Net License Proceeds, less any accrued Omeros IP Legal Fees not previously deducted, provided however that the Net Sublicense Proceeds shall not include any fees or payments from such third parties to Omeros to support research and development efforts, to purchase equity in Omeros, or for any other purpose other than as compensation for sublicense rights.

1.11	“Omeros IP Legal Fees” shall mean the sum of all legal fees and costs incurred by Omeros to (a) evaluate, apply for, prosecute and maintain any Intellectual Property Rights included within the MRC IP, including without limitation any such fees and costs paid by Omeros as reimbursement to MRC for such fees and costs incurred by MRC, and (b) obtain or assist MRC in obtaining or attempting to obtain clear, defensible, lawful and uncontested title to the MRC IP, including without limitation all such fees and costs incurred in [†].

1.12	“Third Party License Fees” shall mean all royalties or other fees paid by Omeros to third parties for a license from such third parties under Intellectual Property Rights owned or held by such third parties for the manufacture, use, offer for sale, sale or distribution of Licensed Products, but shall exclude that portion of any such third party royalties

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(including without limitation royalties payable to Leicester) or other fees paid by Omeros attributed to items sold in combination with the Licensed Products, which items are not Licensed Products.
2	Sponsored Research

2.1	MRC shall perform research to be conducted by or under the direction of Dr. Reid and another MRC senior research investigator (the “MRC Co-investigator”) working under the direction of Dr. Reid as may be agreed between MRC and Omeros (Dr. Reid and the MRC Co-investigator collectively “MRC Investigators”), directed to advancing the technology included in the MRC IP or related technology concerning the characterization and inhibition of MASP-2, supported by the financial sponsorship of Omeros, and without the use of third party sponsorship that would provide any intellectual property rights in the results of the Sponsored Research to such third party, in accordance with one or more research plans (“Research Plans”) agreed to in advance in writing between MRC and Omeros. An initial Research Plan is attached hereto as Exhibit A. The Research Plans may involve collaborative research efforts by Omeros, MRC and/or Leicester as may be agreed between MRC and Omeros. No Research Plan or any amendment thereto shall be effective until executed by MRC and Omeros, and upon mutual execution shall be automatically incorporated into this Agreement. Each Research Plan shall define scientific aims, objectives and activities, a budget and a timeline for performance of Sponsored Research during the corresponding time period.

2.2	The Sponsored Research shall be completed over a term (the “Sponsored Research Term”) of thirty four months (34 months) commencing 1 November 2005 or as may otherwise be mutually agreed in writing. If Omeros or MRC wishes to terminate the Sponsored Research Term early, such party shall provide the other party notice of non-extension at least ninety (90) days prior to the end of any given year of the Sponsored Research term, i.e., by 3 August of such year. In the event of a breach of this Agreement by MRC during the Sponsored Research Term, Omeros may terminate the Sponsored Research Term as provided in accordance with Section 14.4 below at its sole discretion, without penalty. If Omeros should terminate the Sponsored Research Term as provided in accordance with Section 14.4 below for any other reason before completion of the full Sponsored Research Term, or upon completion of the full Sponsored Research Term, Omeros will reimburse MRC for any legally required severance payable to the MRC Co-investigator due solely to the termination or conclusion of the Sponsored Research, not to exceed [†], provided, however that MRC will utilize its best efforts to minimize or avoid the need for any such payment, including without limitation efforts to find other support for the MRC Co-investigator, and provided further that MRC shall provide Omeros with documentation of the legal requirement for and amount of any such severance. The Sponsored Research Term shall run independently of the License Term (as defined herein below) of this Agreement. Termination of this Agreement shall result in termination of the Sponsored Research Term, but termination of the Sponsored Research Term, such as in accordance with this Section 2.2 or Section 14.4 herein, shall not affect the overall status of this Agreement or the License Term.

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2.3	MRC shall supply all necessary personnel, administrative management, facilities, equipment and supplies to enable timely completion of the Sponsored Research, including both of the MRC Investigators, for the duration of the Sponsored Research Term. Reimbursement for MRC’s costs and expenses for the Sponsored Research shall be provided only to the extent agreed to in writing in the applicable Research Plan. Each Research Plan will be completed diligently by MRC using best efforts in accordance with prevailing professional standards and all applicable laws, regulations and MRC’s official policies. Should the MRC Investigators become unavailable to complete any Research Plan, MRC and Omeros may agree on a substitute investigator, and in the event that a mutually acceptable substitute is not available, either party may terminate the Sponsored Research Term.

2.4	Within thirty (30) days of the end of each quarter of the Sponsored Research Term, MRC shall submit a status report in written and electronic form (“Status Report”) summarizing the results of the research completed during that quarter, except that annually within thirty (30) days of the end of each year of the Sponsored Research Term or at such other point in time as may be mutually agreed in writing, MRC shall submit a final status report in written and electronic form (“Final Report”) detailing the results of the research completed during such year of the Sponsored Research Term. Upon Omeros’ request, MRC shall complete all requested corrections and make reasonable revisions to each Status Report and/or Final Report to place it into a form suitable to meet Omeros’ objectives, including potential use of any Status Report and/or any Final Report as part of any regulatory submissions.

2.5	In full and complete consideration for the Sponsored Research completed by MRC during the Sponsored Research Term in accordance with the Research Plan(s), Omeros shall pay MRC a total of [†] over the Sponsored Research Term in accordance with the annual schedule set forth in Exhibit A, unless the Sponsored Research Terms is terminated earlier in accordance with the provisions of this Section 2, in which case no further scheduled payments shall be payable, or unless a change in the level of Sponsored Research work is agreed to in writing in subsequent Research Plans, and subject to the following potential adjustment based on the British national pay scale. The salary portion of the compensation amount payable during each year includes a projected increase for changes in the British national standard pay scale, and shall be adjusted up or down annually to reflect actual changes in the British national standard pay scale. Compensation for each year of the Sponsored Research Term shall be payable at the rate of twenty five percent (25%) of the annual amount per quarter, with a first quarterly payment due and payable upon the start of the year, second and third quarterly payments due and payable four and eight months, respectively, from the start of the year, and a fourth quarterly payment due and payable upon the later of the end of the year or acceptance of a Final Report for such year; provided, however, that no payment shall be due for any quarter prior to the receipt and acceptance by Omeros of a Status Report or any Final Report, as appropriate, for the respective quarter or year. All undisputed payments that have become due and payable shall be paid within thirty (30) days of receipt of an invoice from MRC.

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2.6	Omeros and the MRC Investigators shall collaborate on any proposed scientific publications of Sponsored Research data and results, including a discussion of authorship and contents. MRC shall furnish Omeros with copies of any publication or written or oral disclosure that is proposed by MRC, including, without limitation, disclosures in papers or abstracts or at research seminars, lectures, professional meetings, or poster sessions, at least sixty (60) days prior to the proposed date for submission for publication or disclosure. During such 60-day period, Omeros shall have the right to review and comment on such publication for accuracy and protection of confidential information. Additionally, upon Omeros’ written request during the foregoing 60-day period, the proposed submission for publication or disclosure shall be delayed until Omeros has completed the filing of patent applications directed to information contained in such proposed publication or disclosure or based on Omeros’ reasonable determination that publication should be delayed due to other business considerations, but in no event will such delay exceed an additional ninety (90) days following the initial 60-day period without MRC’s written consent, which consent shall not be unreasonably withheld. Omeros shall have the right, in its sole discretion, to use, disclose, disseminate and publish (with due acknowledgement of authorship) all data and results arising out of the Sponsored Research for any and all purposes, including without limitation in and for submissions to any regulatory agencies and in marketing any products including, but not limited to, Licensed Products.

3	Ownership of Intellectual Property

3.1	All MRC IP shall remain owned or held by MRC to the same extent as would be the case were it not for this Agreement.

3.2	All Omeros IP shall remain owned or held by Omeros to the same extent as would be the case were it not for this Agreement.

3.3	All Joint IP shall be jointly owned by Omeros and MRC, i.e., Omeros and MRC each shall hold a 50% undivided joint ownership interest in all Joint IP, provided however that Omeros and MRC recognize that third party collaborators such as Leicester may also have an ownership interest in intellectual property included in the Joint IP, which third party ownership interest shall not be impacted or determined by this Agreement.

4	Grant Of License

4.1	MRC hereby grants to Omeros for the term of this Agreement a royalty-bearing, world-wide exclusive license in the MRC IP for the research, development, manufacture, use, sale, offering for sale, distribution, exportation and importation of any and all products and the practice of all methods within the MRC IP, including without limitation the exclusive right to develop, manufacture, use, sell, offer for sale, distribute, export and import the Licensed Products for all purposes including without limitation the research, development and production of antibody or other MASP-2 inhibitor products.

4.2	MRC hereby grants to Omeros a fully paid-up, irrevocable, world-wide exclusive license in and to MRC’s joint ownership interest in the Joint IP, for the manufacture, use, sale,

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offering for sale, distribution, exportation and importation of any and all products and the practice of all methods encompassed by the Joint IP.
4.3	Subject to publication approval and timing procedures consistent with Section 2.6 herein, MRC shall retain the right to use the MRC IP and the Joint IP for the purpose of conducting non-commercial, academic research, including research sponsored by not-for-profit entities, which shall not include the performance of research sponsored (directly or indirectly) by or on behalf of any for-profit entity that is in direct competition with Omeros in a technology, product or research tool that is the subject of the MRC IP or Joint IP.

4.4	Omeros shall have the right to grant sublicenses in the MRC IP and the Joint IP under this Agreement subject, with respect to the MRC IP, to Omeros’ obligations to share sublicense revenues as set forth in Section 5.

4.5	As part of the licenses granted to Omeros under Sections 4.1 and 4.2, MRC agrees to transfer and provide and/or make available to Omeros upon request biological materials and any other research materials and know-how encompassed by or included within the MRC IP and/or the Joint IP to which MRC has appropriate rights and access, all such materials being provided on the basis of Omeros reimbursing MRC for MRC’s actual cost in providing such materials but for no additional consideration.

4.6	MRC also grants to Omeros a right of first refusal for an exclusive license in all of MRC’s Intellectual Property Rights, for which Omeros has not already been granted a license hereunder, and for which MRC has all necessary rights to offer such first refusal, and MRC shall exert reasonable efforts to obtain such necessary rights, in (1) any commercially applicable technology that arises during the Term of this Agreement and is directly related to MASP-2 as more fully defined in the MRC IP and the Joint IP, and (2) any technology that has been developed through the contribution of both Omeros and MRC after the Sponsored Research Term.

5	Royalties and Sublicense Revenue

5.1	Omeros shall pay MRC on a quarterly basis a royalty for Licensed Products of [†] of that portion of the Net License Proceeds realized during each respective quarter from Licensed Products (the “Licensed Product Royalty”). Not withstanding the above, if the total royalties owed by Omeros to all parties for Licensed Products, including without limitation the Licensed Product Royalty payable to MRC, royalties payable to Leicester, [†] and any “stacking fee(s)” or other royalties payable to third parties to develop, manufacture or commercialize the Licensed Products (all together the “Total Royalty Percentage”), exceeds [†] of the Net Licensed Proceeds for any quarter, then [†] of the difference between the Total Royalty Percentage and [†] shall be deducted from the Licensed Product Royalty payable to MRC for such quarter, provided, however that the Licensed Product Royalty for such quarter may not be reduced by such deductions to less than [†].

5.2	Omeros shall pay MRC on a quarterly basis a share of that portion of the Net Sublicense

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Proceeds collected by Omeros on Licensed Products and collected by Omeros (“Sublicensed Product Revenue Share”) from sublicensed third parties during each respective quarter, such Sublicensed Product Revenue Share being either (a) [†] for any sublicenses in connection with the Licensed Products granted hereunder prior to the earlier of (i) the establishment of MRC’s clear, defensible, lawful and uncontested title in, or other mutually acceptable rights relative to, [†] or (ii) the second year anniversary of the Effective Date of this Agreement, or (b) [†] for any sublicenses in connection with the Licensed Products granted hereunder thereafter.
5.3	Omeros shall promptly provide MRC with a copy of all sublicenses granted by Omeros in the MRC IP and/or the Joint IP under this Agreement.

5.4	Following receipt from the University of the results of all Sponsored Research and the completion of all other necessary and beneficial research activities by Omeros and/or by others to support appropriate government regulatory submissions by Omeros, [†] Omeros shall use reasonable efforts, based on reasonable commercial prudence, to diligently develop and introduce to the market one or more Licensed Products. Ongoing performance of research and/or development efforts to generate or further advance one or more Licensed Products by Omeros, internally at Omeros and/or under contract with MRC and/or a third party, shall be deemed to be diligent efforts under this Section 5.4.

5.5	It is Omeros’ current intent to commercially develop and seek regulatory clearance to clinically test and then market an inhibitor of MASP-2 activity following identification of selective and high-affinity inhibitors of MASP-2 activity and demonstration of the therapeutic benefit of such inhibitors in animal models, such identification and demonstration to be completed collaboratively by MRC, Leicester and/or Omeros. Within three months of the identification by Omeros of a Licensed Product that is determined by Omeros to be a viable and optimal clinical development candidate, Omeros will submit a development plan to MRC that sets forth Omeros’ planned activities and estimated timing for the development, regulatory approval and market introduction of one or more Licensed Products. Assuming anticipated and adequate progress is made in the Sponsored Research [†], Omeros anticipates the identification of an initial potential candidate for a Licensed Product or Licensed Research Product that is a potential clinical development candidate within two years of the commencement of the Sponsored Research. The foregoing statements within this Section 5.5 and such development plan are or will be provided as indications of current or future intentions only, and shall have no binding effect on Omeros, nor shall it give rise to any right or obligation to either party, and any modification, alteration or failure to meet any of these intentions shall have no impact on this Agreement.

6	Payments

6.1	Quarterly royalty and sublicense revenue payments shall be made in British Pounds Sterling by Omeros to MRC within sixty (60) days of the end of the quarter. Payments shall be computed based on a conversion from any other denomination to British Pounds Sterling for any revenues received or costs and expenses incurred by Omeros during the

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relevant quarter or other reporting period, as provided herein, using the prevailing exchange rate in effect at the date and time that funds are transferred from Omeros’ account to MRC’s account (in the case of payment by wire transfer) or at the date and time of issuance of a check by Omeros (in the case of payment by check). Each quarterly payment shall be accompanied by a report specifying (a) the source of the royalties itemized by product and country, (b) any Omeros IP Legal Fees or Third Party License Fees that were deducted from gross proceeds to determine Net License Proceeds or Net Sublicense Proceeds as provided in Sections 1.9 or 1.10 of this Agreement, and (c) the total of all discounts, returns, credits and commissions deducted from gross proceeds to determine Net License Proceeds or Net Sublicense Proceeds as provided in Sections 1.9 or 1.10 of this Agreement. Following the two-year anniversary of the Effective Date of this Agreement, in the event that Omeros receives no such quarterly royalty and sublicense revenue in any given quarter, it shall nevertheless submit a quarterly report to that effect to MRC within sixty (60) days of the end of the quarter.
6.2	MRC reserves the right to employ a certified public accountant to review and reconcile the directly relevant accounting records and procedures of Omeros as they relate to the determination of royalties or sublicense revenue fees under Section 5 herein during reasonable business hours and no more than twice a year, and Omeros agrees to make available at Omeros’ place of business all such directly relevant accounting records for that purpose within 30 (thirty) days of written request by MRC. The cost of such review shall be borne by MRC, unless it is found that Omeros under-paid a quarterly royalty or sublicense revenue fees for any quarter by an amount of 10% (ten percent) or greater, in which case the cost of such review shall be borne by Omeros.

6.3	In the event any royalty or sublicense revenue fee payments due under Section 5 herein are not timely paid by Omeros, Omeros shall pay to MRC interest charges on such late payments at a rate of [†] per annum.

6.4	Not withstanding anything to the contrary herein, Omeros shall have no obligation to pay any royalties or sublicense revenue fees under Section 5 for any product based on any patent claim that has been declared invalid or unenforceable by a court or governmental body of competent jurisdiction or based on any patent claim that is not enforceable in the jurisdiction(s) where such products are manufactured, used, sold, offered for sale, imported or distributed.

7	License Progress

7.1	Omeros shall on an annual basis, commencing on the one-year anniversary of the Effective Date of this Agreement and annually thereafter, deliver to MRC within thirty (30) days after the end of the respective year a written progress report detailing the status of Omeros’ efforts to fund, patent, develop and commercialize Licensed Products.

8	Patent Prosecution

8.1	Omeros shall have the sole right at its discretion to apply for, prosecute and maintain patents for inventions included within the MRC IP and the Joint IP (“Patent Filings”) in

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the name of the legally appropriate inventors and/or parties to this agreement and/or jointly with third parties as may be legally appropriate, provided however that (a) Omeros shall bear all cost and expense for all such Patent Filings, subject to the right to deduct Omeros IP Legal Fees as set forth herein, (b) Omeros shall keep MRC timely informed of the progress of all Patent Filings and timely provide MRC copies of all official documentation related to such Patent Filings, and (c) Omeros shall exert commercially reasonable efforts to diligently pursue all Patent Filings to issuance or final determination of unpatentability, provided however that if Omeros determines at its sole discretion to not make Patent Filings for any commercially significant inventions within the MRC IP or the Joint IP in any countries of commercial significance, or abandons any Patent Filing prior to issuance or final determination of unpatentability, Omeros shall give MRC advance written notice of such determination, MRC shall have the right thereafter to elect upon written notice to Omeros to pursue such Omeros abandoned Patent Filings at MRC’s sole expense (together with Leicester if applicable), and such Omeros abandoned Patent Filings shall be excluded from the scope of the licenses granted under this Agreement.
8.2	MRC shall promptly provide written disclosure to Omeros of any inventions, improvements, or applications included within the MRC IP or Joint IP conceived, developed, made or arising before or during the term of this Agreement. MRC will provide all reasonable assistance, including review of documents and the execution of all documents and causing MRC’s employees to review and execute all documents, necessary to make, prosecute, maintain and enforce the Patent Filings, all for no additional consideration but with reimbursement by Omeros of MRC’s reasonable expenses for such assistance.

8.3	MRC shall promptly provide written disclosure to Omeros of any and all potentially material prior art known prior to the Effective Date of this Agreement or that becomes known during the License Term of this Agreement to any MRC employee that is associated with this Agreement, the Sponsored Research, the MRC IP or the Joint IP.

9	Representations, Warranties and Other Obligations of Omeros

9.1	Omeros represents and warrants that it has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

9.2	Omeros has and will maintain reasonably adequate insurance coverage for employment practices and general liability for all its activities under this Agreement. Prior to Omeros’ marketing of any Licensed Product, or product encompassed by the Joint IP, or making any such products available for use in any human patients, Omeros will obtain and maintain reasonably adequate product liability insurance.

10	Representations, Warranties and Other Obligations of MRC

10.1	MRC has disclosed to Omeros the existence of the [†] and information as to the development of the MRC IP, and MRC warrants that it has made reasonable efforts to ascertain the details of such development and that it reasonably believes the same to be true. [†].

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10.2	[†]

10.3	[†]

10.4	MRC represents and warrants, subject to the disclosure referred to in Section 10.1 with respect [†] and to any rights owned by Leicester, that MRC is the owner of all other right, title and interest in any and all inventions included within the MRC IP and the Joint IP made or to be made wholly or jointly by MRC employees, including without limitation those made by Mr. Willis and Dr. Reid, and shall cause Mr. Willis and Dr. Reid to each execute this Agreement to confirm their agreement to be bound to the same extent as MRC with respect to all relevant provisions of this Agreement.

10.5	Subject to [†] as discussed in Section 10.1 above and to any rights owned by Leicester, MRC represents and warrants to Omeros that as far as it is aware, after having used reasonable efforts to ascertain relevant facts and having formed a reasonable belief as to their truth, it has the lawful right to grant the licenses conveyed under this Agreement, and that the MRC IP and the Joint IP are unencumbered by any third party obligation, commitment, restriction or license. [†]

10.6	[†] and any rights owned by Leicester, MRC warrants that it is not aware of any third party rights that would be infringed as a result of Omeros’ fulfilling the terms of this Agreement.

10.7	MRC has and will maintain reasonably adequate insurance coverage for employment practices and general liability for all its activities under this Agreement.

10.8	THE WARRANTIES SET FORTH EXPRESSLY IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS, OR OTHER PRODUCTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11	Confidentiality

11.1	MRC and Omeros hereby affirm and incorporate by reference the terms of the Mutual Nondisclosure Agreement between the parties dated 9 May 2005 concerning the subject matter of this Agreement, a copy of which is attached hereto as Exhibit B, except to the extent that the terms of such nondisclosure agreement may conflict with the terms of this Agreement, in which case the terms of this Agreement shall prevail. The parties further agree that the mutual obligations of nondisclosure and non-use set forth in such Mutual Nondisclosure Agreement shall subsist for a period of five (5) years after the termination of this Agreement.

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11.2	The terms of this Agreement shall be maintained in strict confidence by both MRC and Omeros, and may not be disclosed by either party without the consent of the other party, except as may be required under a court order or decree or as required to comply with any governmental law, rule or regulation, and Omeros may disclose the terms of this Agreement to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners.

12	Indemnification

12.1	Each party (the “Indemnifying Party”) shall indemnify, hold harmless and defend the other party and its employees, officers, directors, consultants and agents (the “Indemnified Party”) against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses (“Claims”) resulting from or arising directly out of the Indemnifying Party’s breach of any representation, warranty or obligation under this Agreement, or the Indemnifying Party’s exercise of the rights and obligations under this license or any sublicense, except that such obligation to indemnify, hold harmless and defend shall not extend to any Claims to the extent such Claims result from or arise directly from the negligence or misconduct of the Indemnified Party. This indemnification does not include any indemnity in relation to product performance or product liability, and furthermore does not include any incidental, consequential or special damages.

13	Enforcement of Patent Rights

13.1	If either party learns of the infringement of any patent or other intellectual property right included in the MRC IP or the Joint IP, that party shall promptly notify the other party of such infringement and will provide the other party with all evidence of infringement in the notifying party’s possession. Both parties shall use their best efforts in cooperation with each other to terminate third party infringement without litigation.

13.2	Omeros shall have the sole right at its discretion to enforce the MRC IP and the Joint IP against third party infringers, including the initiation of any civil action in Omeros’ name, at Omeros’ sole cost, in which event any award, judgment, settlement or damages collected shall belong solely to Omeros without duty to account to MRC. In the event that it is necessary for Omeros to join MRC as a party to any such civil action, MRC shall join such action for no additional compensation but at Omeros’ sole expense, and any award, judgment, settlement or damages collected shall belong solely to Omeros without duty to account to MRC.

13.3	If Omeros unreasonably declines to initiate enforcement of the MRC IP and the Joint IP against any third party infringer within ninety (90) days of a written demand from MRC to do so, then MRC shall have the sole right at its discretion to enforce the MRC IP and the Joint IP against such third party infringer, including the initiation of any civil action in MRC’s name, at MRC’s sole cost, in which event any award, judgment, settlement or damages collected shall belong solely to MRC without duty to account to Omeros.

14	Term and Termination

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14.1	Unless terminated earlier as set forth in Section 14.2 or 14.3 herein below, this Agreement shall subsist so long as there is any pending patent application within the MRC IP or the Joint IP, any patent application in the process of being prepared for filing as agreed to by Omeros and MRC or any valid and subsisting claim included within any patent, utility model or inventor’s certificate within the MRC IP or the Joint IP (the “License Term”).

14.2	Omeros may terminate this Agreement by providing ninety (90) days advance written notice of termination under this Section 14.2 to MRC, with or without cause, at any time [†].

14.3	Either party may terminate this Agreement at any time in the event that the other party (a) breaches any material obligation of this Agreement by first submitting written notice of breach to the breaching party, which breach is not substantially cured within ninety (90) days of the receipt of such notice, followed by written notice of termination then being sent to the breaching party, or (b) declares or is adjudged by a court of competent jurisdiction to be insolvent, bankrupt or in receivership, and such insolvency, bankruptcy or receivership materially limits such party’s ability to perform its obligation under this Agreement, excluding reorganizations entered into by such party with the consent of the other party, which consent shall not be unreasonably withheld.

14.4	Omeros may at any time terminate its sponsorship of the Sponsored Research by providing ninety (90) days advance written notice of termination under this Section 14.4 to MRC, for cause as specified in Section 2.2 above or at any time due to failure to perform any Research Plan or other breach of this Agreement by MRC, or without cause as specified in, and subject to reimbursement of any severance fees that may be payable in accordance with, Section 2.2 above, in which event Sections 2.1 — 2.3 herein shall cease to be effective, and Sections 2.4 and 2.5 shall cease to be effective after all reports are provided and accepted and all payments are made for Sponsored Research performed in accordance with the applicable Research Plan prior to such notice, but the remainder of this Agreement shall continue in full force and effect for the License Term, including all rights and obligations of both parties hereunder. In the event of Omeros’ termination of its sponsorship of the Sponsored Research, Omeros shall pay to MRC any and all non-cancelable sums reasonably incurred or committed to by MRC prior to receipt of the notice of termination.

14.5	The provisions of Sections 2.6 (Publication), 3 (Ownership of Intellectual Property), 4.2 — 4.6 (License as applicable to Joint IP and right of first refusal), 8 (Patent Prosecution as applicable to Joint IP), 9 and 10 (Representations and Warranties and Other Obligations), 11 (Confidentiality), 12 (Indemnification), 13 (Enforcement as applicable to Joint IP), 15 (Use of Names) and 16 (Miscellaneous) above shall survive expiration or termination of this Agreement for the period set forth therein or, if no period is set forth therein, then indefinitely.

15	Use of Names

15.1	Nothing contained in this Agreement confers any right to either party to use in

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advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party hereto, and neither party shall make such use without the prior written consent of the other party, provided however Omeros may through written, oral or electronic communication disclose the existence of this Agreement and the names of MRC, Dr. Reid, Mr. Willis and other of MRC’s employees and consultants to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners, and as required to comply with any governmental law, rule or regulation.
16	Miscellaneous

16.1	This Agreement including all appendices and exhibits attached thereto or incorporated by reference therein constitutes the entire understanding of the parties hereto regarding the subject matter of this Agreement, and no other representation, agreement, promise or undertaking altering, modifying, taking from or adding to the terms of this Agreement shall have any effect unless the same is reduced to writing and duly executed by the parties hereto. In the event of any conflict between the main body of this Agreement and any attachments thereto or documents incorporated by reference therein, the provisions of the main body of this Agreement shall control.

16.2	Either party’s failure to enforce any provision of this Agreement will not be considered a waiver of future enforcement of that or any other provision.

16.3	The laws of the state of Delaware, United States, without regard to its conflict-of-laws provisions, shall govern this Agreement, its interpretation and its enforcement, and any disputes arising out of or related to this Agreement.

16.4	The parties agree that, except as provided herein below, any claim or controversy arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in the state of Delaware, United States, in accordance with the commercial rules of the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third selected by the other two arbitrators. In any such arbitration proceeding, judgment upon the award rendered by the arbitrator shall be final and binding upon the parties and may be entered by either party in any court or forum of competent jurisdiction as provided herein below. Notwithstanding the foregoing, both parties agree that any claims or controversies concerning the validity or enforceability of any intellectual property, or the actual or threatened disclosure or misuse of confidential information, may alternately be resolved by a civil action in any court of competent jurisdiction as provided herein below, and both parties further agree that each shall retain the right to seek injunctive relief in any court of competent jurisdiction as provided herein below to prevent a breach, threatened breach or continuing breach of this Agreement which would cause irreparable injury (e.g., breaches of confidentiality or the like).

16.5	Any civil action prosecuted or instituted by either party as permitted herein above with respect to any matters arising out of or related to this Agreement shall be brought in either the United States District Court located in the state of Delaware, United States (if

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federal subject matter jurisdiction therein lies) or the Superior Court for the state of Delaware, United States (if there is no subject matter jurisdiction in federal court), and each party hereby consents to the jurisdiction and venue of such courts for such purposes.
16.6	In the event that it is necessary for either party of this Agreement to take legal action to enforce any of the terms, conditions or rights contained herein, or to defend any such action, then the prevailing party in such action shall be entitled to recover from the other party all reasonable attorneys fees, costs and expenses related to such legal action.

16.7	In the event that any portion of this Agreement is held invalid or unenforceable by a court of law, that provision will be construed and reformed to permit enforcement of the provision to the maximum extent permissible consistent with the parties’ original intent, and if such construction is not possible, such provision shall be struck from this Agreement, and the remainder of the Agreement shall remain in full force and effect as if such provision had never been part of this Agreement.

16.8	For the purposes of this Agreement, the parties hereto are independent contractors, and nothing in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Except as provided expressly herein, each party agrees that it shall have no authority to bind or obligate the other party, nor shall any party hold itself out as having such authority.

16.9	Neither party will be liable for failure or delay in performing any obligation under this Agreement, or will be considered in breach of this Agreement, if such failure or delay is due to a natural disaster or any cause reasonably beyond such party’s control, provided that such party resumes performance as soon as possible following the end of the event that caused such delay or failure of performance.

16.10	Neither party may assign this Agreement, or any obligation or right under this Agreement, in whole or in part, without the other party’s prior written consent, which consent will not be unreasonably withheld. This Section shall not be construed in any way to limit Omeros’ rights to grant, at Omeros’ sole discretion, sublicenses hereunder. MRC consents to Omeros’ assignment of this Agreement in whole or in part in connection with the merger, consolidation or transfer of all or substantially all of that portion of Omeros’ assets to which this Agreement relates. Subject to these restrictions, this Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees.

16.11	Any notice required or permitted to be given hereunder by either party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by an internationally recognized courier service guaranteeing next-day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners) to the addresses or facsimile numbers of the other party set forth below, or at such other addresses as may from time to time be furnished by similar notice by either party. The effective date of any notice hereunder shall be the date of receipt by the receiving party.

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If to Omeros:	If to MRC:

Omeros Corporation	Medical Research Council
1420 Fifth Avenue, Suite 2600	20 Park Crescent
Seattle, WA 98101	London
U.S.A.	United Kingdom
W1B 1AL

Attention: Gregory A. Demopulos, M.D.,	Attention: Graham Wagner,
Chairman & CEO	Associate Director Licensing
and Agreements

And copy to: Marcia S. Kelbon,
Patent & General Counsel

Fax: (206) 264.7856	Fax: +44.207.291.5325
Phone: (206) 623.4688	Phone: +44.207.291.5317
16.12	This Agreement may be executed in one or more counterparts, each of which will be considered an original, and all of which will constitute the same instrument.
     IN WITNESS WHEREOF, Omeros and MRC have each acknowledged and accepted this Agreement by causing it to have been signed by their respective duly authorized officials.

OMEROS CORPORATION		MEDICAL RESEARCH COUNCIL

By:	/s/ Gregory A. Demopulos	By:	/s/ Graham Wagner

Name:	Gregory A. Demopulos, M.D.	Name:	Graham Wagner

Title:	Chairman & CEO	Title:	Associate Director Licensing Agreements

Date:	11/16/07	Date:	10th November 2005

Fax:	206.264.7856	Fax:	+44 207 291 5325

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The above Exclusive License and Sponsored Research Agreement is acknowledged by the undersigned investigators, who agree to abide by the terms set forth therein.

PROFESSOR KENNETH B. M. REID		ANTHONY C. WILLIS

Signed:		Signed:

Title:	Director, MRC Immunochemistry Unit	Title:

Date:		Date:

Fax:		Fax:

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EXHIBIT A
To the Exclusive License and Sponsored Research Agreement
Between Omeros Corporation and the Medical Research Council
RESEARCH PLAN
Sponsor: Omeros Corporation
Research Institution: Medical Research Council (MRC)
Investigator: Dr. Ken Reid
Research Period: First year, commencing 1 November 2005
Research Aims and Activities
     Attachment 1 hereto sets for the research aims of the Sponsored Research program to be completed during the first year. All activities to meet specific aim 1 are to be carried out by MRC (“Dr. Reid’s lab”). Aims indicated as to be performed by Omeros or third parties, and all animal models in specific aim 5, are provided herein for reference purposes only and shall not be interpreted as any obligation on the part of Omeros or MRC. Specific aims and the corresponding timeline may be modified as mutually agreed in writing by Dr. Ken Reid and Omeros.
Budget
     The total consideration to be paid to MRC for all Sponsored Research to be carried out during the first through third years of the Sponsored Research Term, including without limitation full and complete payment for all services, materials, facilities, overhead and indirect costs, but excluding reimbursement for any legally required severance that may be payable as provided for is Section 2.2 of this Agreement above, is as follows:
     Year 1 (1 November 2005 — 31 October 2006):
                 [†]
     Year 2 (1 November 2006 — 31 October 2007):
                 [†]
     Year 3 (1 November 2007 — 31 August 2008):
                 [†]

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EXHIBIT B
To the Exclusive License and Sponsored Research Agreement
Between Omeros Corporation and Medical Research Council
MUTUAL CONFIDENTIALITY AGREEMENT
OMEROS CORPORATION
MUTUAL CONFIDENTIALITY AGREEMENT
          This Confidentiality Agreement (“Agreement”) is entered into as of 9 May 2005 by and between OMEROS CORPORATION (“Omeros”), 1420 FIFTH AVENUE, SUITE 2600, SEATTLE WA 98101 USA and MEDICAL RESEARCH COUNCIL (“MRC”), 20 PARK CRESCENT, LONDON, UNITED KINGDOM, W1B 1AL.
     In the course of business negotiations and transactions between the parties hereto, either or both parties and certain agents thereof (including without limitation, attorneys and consultants representing the parties) may disclose certain confidential and proprietary information pertaining to the mammalian gene and/or protein referred to as ‘mannan-binding lectin serine protease 2’ or ‘MASP-2’ as located, for example, on human chromosome 1p, the 19 kDa N-terminal CUB1-EGF domains of MASP-2 referred to as MAp19, as well as patent applications, license and research agreements, and research data concerning the same, for the sole purpose of evaluating a potential business relationship and/or performing in accordance with an agreement between the parties (“Purpose”). The parties want to provide for the protection of any such confidential and proprietary information disclosed by one party (the “disclosing party”) to which the other party receiving the information (the “recipient”) may have access. In consideration of continuing negotiations for or entering into business transactions, the parties agree:
     1. Covenant Not to Disclose. For a period of at least five years from the date of last disclosure hereunder, the recipient of any Confidential Information will not at any time disclose or otherwise make known or available to any person, firm, corporation or other entity, or use for its own account or for any purpose other than the Purpose, any Confidential Information disclosed by the other party prior to or during the term of this Agreement, without the express prior written consent of the disclosing party. The recipient shall utilize reasonable procedures to safeguard Confidential Information, including releasing Confidential Information only to employees or consultants who have agreed to abide by the recipient’s obligations hereunder on a “need-to-know” basis.
     2. Confidential Information.
     2.1 For information disclosed by Omeros, “Confidential Information” means any and all information relating to: (a) methods and pharmaceuticals or other agents to inhibit pain and inflammation, cartilage loss, vasospasm, smooth muscle spasm, restenosis, or tumor cell adhesion, and/or to accelerate recovery of joint motion and function, for use in surgical procedures (including without limitation arthroscopic,

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cardiovascular, urologic and general surgical procedures), other medical procedures, and/or for treatment of cartilaginous disorders, which have been developed or are owned or held by Omeros; (b) drug delivery systems and methods, which have been developed or are owned or held by Omeros; (c) methods, antibodies and other agents and compositions for the inhibition of the complement immune system, which have been developed or are owned or held by Omeros, and includes, without limitation, research and development information, know-how, inventions, trade secrets, technical data, formulae, treatment methods, license agreements, clinical trial design criteria, protocols, investigators’ brochures, models, samples, processes, chemistry, manufacturing and controls information, regulatory information, and any type of product development, business, marketing or legal plans or strategies or financial information.
     For information disclosed by MRC, “Confidential Information” means any and all information relating to MASP-2: methods, antibodies and other agents and compositions for the inhibition of the complement immune system in relation to MASP-2, which have been developed or are owned or held by MRC, and includes, without limitation, research and development information, know-how, inventions, trade secrets, technical data, formulae, treatment methods, license agreements, models, samples, processes, and any type of business, marketing or legal plans or strategies or financial information.
     2.2 Confidential Information does not include information that the recipient can establish:
     2.2.1 is or becomes generally available to the public other than as a result of a disclosure by the recipient;
     2.2.2 was in the possession of the recipient prior to its being furnished to the recipient under this Agreement, provided that the source of such information was not known to the recipient to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information;
     2.2.3 becomes available to the recipient on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information; or
     2.2.4 was independently developed by the recipient without reference to the Confidential Information, provided that such independent development can reasonably be proven by the recipient by written records.
     2.3 If the recipient is required by order of a court of law, administrative agency, or other governmental body to disclose any of the Confidential Information, the recipient will promptly provide the disclosing party with reasonable advance written notice if at all possible to enable the disclosing party the opportunity to seek a protective order or to otherwise prevent or limit such legally required disclosure, will use reasonable efforts to cooperate with the disclosing party to obtain such protection, and will disclose only the legally required portion of the Confidential Information. Any such

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legally required disclosure will not relieve recipient from its obligations under this Agreement to otherwise limit the disclosure and use of such information as Confidential Information.
     3. Limitations on Use. In further recognition of the value of Confidential Information, the recipient acknowledges that it shall not engage in the reproduction of Confidential Information through the techniques of “reverse engineering”. The recipient shall not make any use, either directly or indirectly, of any Confidential Information to which the recipient has been, is or will be exposed, except in the ordinary course of business pursuant to this Agreement for the Purpose or as may be expressly authorized in a separate specific written agreement between the parties. Nothing in this Agreement shall be construed as giving recipient any license or other right under any intellectual property of the disclosing party. Neither party shall disclose the existence and nature of this Agreement or the fact that it is evaluating the other party’s Information, except that such disclosure to a party’s present and potential employees, consultants, officers, directors, shareholders and investors is permitted, and neither party shall use the name of the other party in any publicity or advertising without that party’s prior written approval.
     4. Return of Confidential Information. When requested by the disclosing party or at the termination of the relationship giving rise to this Agreement, whichever first occurs, the recipient immediately shall deliver all Confidential Information and all copies thereof in its possession or in the possession of its employees, provided that the recipient’s legal counsel may retain one archival copy of the Confidential Information solely for purposes of ensuring compliance with this Agreement.
     5. Specific Performance. The parties acknowledge that (a) the covenants set forth in Sections 1, 3 and 4 are essential elements of the transactions contemplated in this Agreement and that, but for the agreement to comply with such covenants, the parties would not have entered into such transactions, and that the parties have consulted with, or have had the opportunity to consult with, counsel and have been advised in all respects concerning the reasonableness of such covenants as to scope and limit of time; (b) the disclosing party will not have any adequate remedy at law if the recipient violates the terms of Sections 1, 3 and 4 fails to perform any of its other obligations hereunder; and (c) the disclosing party shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any of such covenants or any other obligations of the recipient if the recipient fails to perform any of its obligations under this Agreement.
     6. Term. This Agreement and the obligations of nondisclosure and nonuse set forth herein shall terminate five (5) years after the date of the last disclosure of Confidential Information under this Agreement. Prior to termination of this Agreement, either party may deliver written notice to the other party that it no longer wishes to receive Confidential Information under this Agreement, after receipt of which any information subsequently sent in writing or orally disclosed by either party shall be deemed non-confidential.

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     7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties’ successors and assigns. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. In any litigation or disputes arising out of this Agreement, the substantially prevailing party will be entitled to recover all reasonable costs and attorneys’ fees, including costs and fees on appeal. The provisions of this Agreement shall not be construed as limiting any rights or remedies that either party may otherwise have under the applicable law.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     DATED as of 9 May 2005.

OMEROS CORPORATION

By

Its

MEDICAL RESEARCH COUNCIL

By

Its

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